Exhibit 99.2

PEPSICO REVISES UP 2002 AND 2003 EPS DUE TO

OVERSTATEMENT OF STOCK OPTION EXPENSE

•	2003 EPS increases by $0.04 to $2.05; a 22% growth rate
•	No impact on division operating profit or cash flow
•	2004 EPS guidance adjusted to a range of $2.27 to $2.29

PURCHASE, NY (Feb. 9, 2004) — PepsiCo revised its 2003 and 2002 financial results issued on February 5, 2004 to correct the overstatement of stock option expense due to a computational error. The revision increased the previously reported earnings per share for 2003 by $0.04 to $2.05, and for 2002 by $0.02 to $1.68, on a fully diluted basis. The stock option expense is a non-cash charge and the revision had no impact on the company’s previously reported cash flow or division operating profit.

PepsiCo adjusted its 2004 earnings per share guidance to a range of $2.27 to $2.29, 11-12% growth compared to 2003. “A correction of the computational error and a re-estimation of costs, combined with the continued business momentum we are seeing, gives us confidence to take up the EPS range,” said Steve Reinemund, Chairman and CEO.

Summary

	Previous		Adjusted
	EPS	% to PY	EPS	% to PY
2002	$1.66	27%	$1.68	27%
2003	$2.01	21%	$2.05	22%
2004 Guidance	$2.24 – $2.28	11 – 13%	$2.27 – $2.29	11 – 12%

Cautionary Statement

This release contains statements concerning PepsiCo’s expectations for future performance. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations. Please see our filings with the Securities and Exchange Commission, including our Annual Report on form 10-K, for a discussion of specific risks that may affect our performance.

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PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Statement of Income

(in millions except per share amounts)

	16 Weeks Ended		52 Weeks Ended
	12/27/03	12/28/02	12/27/03	12/28/02
	(unaudited)
Net Revenue	$8,073	$7,382	$26,971	$25,112

Cost and Expenses
Cost of sales	3,737	3,418	12,379	11,497
Selling, general and administrative expenses	2,897	2,628	9,053	8,523
Stock compensation expense	118	126	407	435
Amortization of intangible assets	46	41	145	138
Impairment and restructuring charges	147	—	147	—
Merger-related costs	28	90	59	224

Operating Profit	1,100	1,079	4,781	4,295

Bottling Equity Income	77	29	323	280
Interest Expense	(51)	(62)	(163)	(178)
Interest Income	21	13	51	36

Income before Income Taxes	1,147	1,059	4,992	4,433

Provision for Income Taxes	233	353	1,424	1,433

Net Income	$914	$706	$3,568	$3,000

Diluted
Net Income Per Common Share	$0.52	$0.40	$2.05	$1.68
Average Shares Outstanding	1,743	1,749	1,739	1,782

PepsiCo, Inc. and Subsidiaries

Supplemental Financial Information

(in millions)

	16 Weeks Ended		52 Weeks Ended
	12/27/03	12/28/02	12/27/03	12/28/02
Net Revenue	(unaudited)
Frito-Lay North America	$2,696	$2,540	$9,091	$8,565
PepsiCo Beverages North America	2,148	1,931	7,733	7,200
PepsiCo International	2,780	2,421	8,678	7,749
Quaker Foods North America	449	460	1,467	1,464

Division Net Revenue	8,073	7,352	26,969	24,978
Divested Businesses	—	30	2	134

Total Net Revenue	$8,073	$7,382	$26,971	$25,112

Operating Profit
Frito-Lay North America	$699	$653	$2,366	$2,216
PepsiCo Beverages North America	416	338	1,775	1,577
PepsiCo International	319	272	1,186	1,042
Quaker Foods North America	157	143	486	473

Division Operating Profit	1,591	1,406	5,813	5,308
Corporate unallocated	(198)	(119)	(445)	(377)
Stock compensation expense	(118)	(126)	(407)	(435)
Impairment and restructuring costs	(147)	—	(147)	—
Merger-related costs	(28)	(90)	(59)	(224)
Divested businesses	—	8	26	23

Total Operating Profit	$1,100	$1,079	$4,781	$4,295

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(in millions)

	52 Weeks Ended
	12/27/03	12/28/02
Cash Flows – Operating Activities
Net income	$3,568	$3,000
Adjustments
Depreciation and amortization	1,221	1,112
Merger-related costs	59	224
Impairment and restructuring charges	147	—
Stock compensation expense	407	435
Cash payments for merger-related costs and impairment and restructuring charges	(109)	(123)
Pension plan contributions	(535)	(820)
Bottling equity income, net of dividends	(276)	(222)
Deferred income taxes	(323)	174
Other noncash charges and credits, net	415	263
Net change in operating working capital	(75)	305
Other	(171)	279

Net Cash Provided by Operating Activities	4,328	4,627

Cash Flows – Investing Activities
Capital spending	(1,345)	(1,437)
Sales of property, plant and equipment	49	89
Acquisitions and investments in noncontrolled affiliates	(71)	(351)
Divestitures	46	376
Short-term investments	(950)	757
Snack Ventures Europe consolidation	—	39

Net Cash Used for Investing Activities	(2,271)	(527)

Cash Flows – Financing Activities
Proceeds from issuances of long-term debt	52	11
Payments of long-term debt	(641)	(353)
Short-term borrowings	13	(62)
Cash dividends paid	(1,070)	(1,041)
Share repurchases – common	(1,929)	(2,158)
Share repurchases – preferred	(16)	(32)
Proceeds from exercises of stock options	689	456

Net Cash Used for Financing Activities	(2,902)	(3,179)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	27	34

Net (Decrease)/Increase in Cash and Cash Equivalents	(818)	955

Cash and Cash Equivalents – Beginning of year	1,638	683

Cash and Cash Equivalents – End of year	$820	$1,638

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in millions)

	12/27/03	12/28/02
Assets
Current Assets
Cash and cash equivalents	$820	$1,638
Short-term investments, at cost	1,181	207

	2,001	1,845
Accounts and notes receivable, net	2,830	2,531
Inventories
Raw material	618	525
Work-in-process	160	214
Finished goods	634	603

	1,412	1,342
Prepaid expenses and other current assets	687	695

Total Current Assets	6,930	6,413
Property, plant and equipment, net	7,828	7,390
Amortizable intangible assets, net	718	801
Goodwill	3,796	3,631
Other nonamortizable intangibles	869	787

	4,665	4,418
Investments in unconsolidated affiliates	2,920	2,611
Other assets	2,266	1,841

Total Assets	$25,327	$23,474

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term borrowings	$591	$562
Accounts payable and other current liabilities	5,213	4,998
Income taxes payable	611	492

Total Current Liabilities	6,415	6,052
Long-term debt	1,702	2,187
Other liabilities	4,075	4,226
Deferred income taxes	1,261	1,486
Preferred stock, no par value	41	41
Repurchased preferred stock	(63)	(48)
Common Shareholders’ Equity
Common stock	30	30
Capital in excess of par value	548	207
Retained earnings	15,961	13,489
Accumulated other comprehensive loss	(1,267)	(1,672)

	15,272	12,054
Less: Repurchased shares	(3,376)	(2,524)

Total Common Shareholders’ Equity	11,896	9,530

Total Liabilities and Shareholders’ Equity	$25,327	$23,474